CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 12, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Reports to the Shareholders of Newport Tiger Cub Fund, Newport Japan Opportunities Fund and Newport Greater China Fund, each a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "The Funds' Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Boston, Massachusetts
November 27, 1998